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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
  Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number 033-03377-LA

                            Whitehall Income Fund-86
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             (Exact name of registrant as specified in its charter)


             6418 E. Tanque Verde, Suite 105, Tucson, Arizona 85715
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                          Limited Partnership Interest
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]     Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)  [X]     Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: 457 holders of limited partnership interests.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Whitehall Income Fund-86 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        WHITEHALL INCOME FUND-86,
                                        A California Limited Partnership

                                        By:  W & C Income Company, Ltd.,
                                             A California Limited Partnership,
                                             Its General Partner

DATE:        May 5, 2000                        /s/ F. Thomas Winters, III
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                                        F. Thomas Winters, III, General Partner